    As filed with the Securities and Exchange Commission on August 28, 2000
                             Registration No. 333-39366
                             __________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             _____________________

                           Post-Effective Amendment
                                      To
                                   Form S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                            ASIAINFO HOLDINGS, INC.
            (Exact name of registrant as specified in its charter)

          Delaware                                              752506390
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)


                    c/o AsiaInfo Technologies (China), Inc.

                    4th Floor, Zhongdian Information Tower
                   No. 18, Baishiqiao Road, Haidian District
                             Beijing 100086, China
                             Tel: (8610) 6250-1658
              (Address of Principal Executive Offices) (Zip Code)

                           ASIAINFO HOLDINGS, INC.
                       1995 INCENTIVE STOCK OPTION PLAN
                           ASIAINFO HOLDINGS, INC.
                       1996 INCENTIVE STOCK OPTION PLAN
                           ASIAINFO HOLDINGS, INC.
                       1997 INCENTIVE STOCK OPTION PLAN
                           ASIAINFO HOLDINGS, INC.
                     1998 INCENTIVE STOCK OPTION PLAN
                            ASIAINFO HOLDINGS, INC.
                       1999 INCENTIVE STOCK OPTION PLAN
                           (Full title of the plans)

                         James Zhang, General Manager
                            AsiaInfo Holdings, Inc.
                            Techmart of Santa Clara
                     5201 Great America Parkway, Suite 429
                         Santa Clara, California 95054
                              Tel: (408) 970-9788
(Name, address, and telephone number, including area code, of agent for service)

                                   Copy to:
                               Jeffrey M. Maddox
                                Clifford Chance
                           Jardine House, 29th Floor
                              One Connaught Place
                              Central, Hong Kong
                             Tel: (852) 2825-8888
                             Fax: (852) 2825-8800

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS



                                Explanatory Note

     We have prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, (the "Securities Act") to register shares of our Common Stock, par value $.01 per share, issuable under our employee benefit plans (the "Plans") as follows:

1. 1,080,242 shares of Common Stock (including additional shares that may be reissued or offered as a result of stock splits, stock dividends or similar transactions relating to these shares) which we have reserved for issuance upon exercise of stock options granted under our 1995 Incentive Stock Option Plan.

2. 2,315,573 shares of our Common Stock (including additional shares that may be reissued or offered as a result of stock splits, stock dividends or similar transactions relating to these shares) which we have reserved for issuance upon exercise of stock options granted under our 1996 Incentive Stock Option Plan.

3. 1,300,000 shares of our Common Stock (including additional shares that may be reissued or offered as a result of stock splits, stock dividends or similar transactions relating to these shares) which we have reserved for issuance upon exercise of stock options granted under our 1997 Incentive Stock Option Plan.

4. 721,400 shares of our Common Stock (including additional shares that may be reissued or offered as a result of stock splits, stock dividends or similar transactions relating to these shares) which we have reserved for issuance upon exercise of stock options granted under our 1998 Incentive Stock Option Plan.

5. 1,313,000 shares of our Common Stock (including additional shares that may be reissued or offered as a result of stock splits, stock dividends or similar transactions relating to these shares) which we have reserved for issuance upon exercise of stock options granted under our 1999 Incentive Stock Option Plan.

     The information required by Part I of Form S-8 with respect to the foregoing shares is included in documents sent or given to participants in the Plans pursuant to Rule 428(b)(1) of the Securities Act.


     The Reoffer Prospectus set forth below and filed as part of this Registration Statement has been prepared in accordance with the requirements of
Part I of Form S-3 under the Securities Act of 1933, as amended. The Reoffer Prospectus may be used for reofferings and resales of up to 4,560,000 shares of common stock acquired by the selling shareholders of AsiaInfo Holdings, Inc. under the AsiaInfo Holdings, Inc. 1995 Incentive Stock Option Plan; AsiaInfo Holdings, Inc. 1996 Incentive Stock Option Plan; AsiaInfo Holdings, Inc. 1997 Incentive Stock Option Plan; AsiaInfo Holdings, Inc. 1998 Incentive Stock Option Plan; and AsiaInfo Holdings, Inc. 1999 Incentive Stock Option Plan.

                               REOFFER PROSPECTUS

                                4,560,000 Shares

                             AsiaInfo Holdings, Inc.

                                  Common Stock

         This Prospectus relates to the reoffer and sale of up to 4,560,000 shares of common stock, par value $.01 per share, which may be acquired pursuant to our employee benefit plans from time to time by certain of our stockholders who are affiliates of AsianInfo Holdings, Inc. (the "Selling Shareholders").

         The prices at which the Selling Shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares.

         Our common stock is listed on the NASDAQ National Market under the symbol "ASIA".

                              ---------------------

Neither the Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is August 28, 2000

                               TABLE OF CONTENTS

Items                                                                  Page No.
-----
Where You Can Find More Information....................................    2
The Company............................................................    3
Risk Factors...........................................................    3
Use of Proceeds........................................................   12
Plan of Distribution...................................................   13
Selling Shareholders...................................................   15
Interests of Named Experts and Counsel.................................   16
Legal Matters..........................................................   16
Disclosure of Commission Position On Indemnification For Securities
Act Liabilities........................................................   16

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by AsiaInfo Holdings, Inc. (referred to in this Prospectus as "AsiaInfo" or the "Registrant"), any Selling Shareholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute any offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any documents we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms. Our filings with the Commission are also available to the public from the Commission's web site at http://www.sec.gov.

         The Commission allows us to "incorporate by reference" certain information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until we sell all of the securities that we have registered. Information that we file later with the Commission will automatically update and supersede this information.

         We have incorporated by reference into this Prospectus the following documents we filed with the Commission:

         (a) AsiaInfo's prospectus filed with the Commission under Rule 424(b) under the Securities Act of 1933 (the "Securities Act"), in connection with the Registration Statement on Form S-1 No. 333-93199 filed with the Commission on December 21, 1999, the amendment filed on February 3, 2000, the amendment filed on February 17, 2000, the amendment filed on March 1, 2000, and the Registration Statement on Form S-1 No. 333-93199, as amended, which was declared effective on March 2, 2000 by the Commission.

         (b) AsiaInfo's quarterly reports on Form 10-Q filed with the Commission on May 15, 2000 and August 14, 2000 under Section 13(a) of the Exchange Act and all other reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of 1999.

         (c) The description of AsiaInfo's outstanding Common Stock contained in AsiaInfo's Registration Statement on Form S-1 No. 333-93199, originally filed under the Securities Act with the Commission on December 21, 1999, as amended through the date hereof, and AsiaInfo's Registration Statement No. 001-15713 on Form 8-A filed with the Commission on February 28, 2000, under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All reports and definitive proxy or information statements filed under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall also be incorporated by reference into this Registration Statement and deemed to be a part hereof from the date of filing of such documents.

         You may request a copy of these filings, at no cost, by contacting us at the following address and telephone number: Mr Charles Liang, General Counsel, c/o AsiaInfo Technologies (China), Inc., 4th Floor, Zhongdian Information Tower, No. 18 Baishiqiao Road, Haidian District, Beijing 100086, China at (8610) 6250
1658.

         You should rely on the information incorporated by reference or provided in this Prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                   THE COMPANY

         AsiaInfo's principal executive offices are located at c/o AsiaInfo Technologies (China), Inc., 4th Floor, Zhongdian Information Tower, No. 18, Baishiqiao Road, Haidian District, Beijing 100086, China, and our telephone number is (8610) 6250 1658.

                                  RISK FACTORS

         You should carefully consider the risks and uncertainties described below before making an investment decision. The risks described below are not the only ones facing AsiaInfo. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

         This Prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this Prospectus.

RISKS RELATING TO ASIAINFO

         THE GROWTH OF OUR BUSINESS IS DEPENDENT ON GOVERNMENT BUDGETARY POLICY, PARTICULARLY THE ALLOCATION OF FUNDS, TO SUSTAIN THE GROWTH OF THE TELECOMMUNICATIONS INDUSTRY AND THE INTERNET IN CHINA.

         Virtually all our large customers are directly or indirectly owned or controlled by the Chinese government. Accordingly, their business strategies and capital expenditure budgets and spending plans are largely decided in accordance with government policies, which, in turn, are determined on a centralized basis at the highest level by the State Planning Commission. As a result, the growth of our business is heavily dependent on government policies for telecommunications and Internet infrastructure.

         Despite the high priority currently accorded by the government to the development of telecommunications industry and Internet infrastructure and a high level of funding allocated by the government to these sectors in 1999, we believe that our customers' capital spending for Internet infrastructure was lower in 1999 than 1998 due to a variety of factors, particularly the current restructuring of the telecommunications industry. While there is a possibility that the unspent funds will be carried forward to 2000, we cannot make any conclusions or predictions at this time regarding government funding plans for the telecommunications industry and the Internet. Furthermore, we can give no assurance as to the government's budget policies in future years. Insufficient government allocation of funds to sustain the growth of the telecommunications industry and the Internet in China could reduce the demand for our products and services and thus have a material adverse effect on our ability to maintain the current level of revenue and grow our business.

         LAWS AND REGULATIONS APPLICABLE TO THE INTERNET IN CHINA REMAIN UNSETTLED AND COULD HAVE A MATERIAL ADVERSE EFFECT ON INTERNET'S GROWTH AND THEREBY HAVE MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Growth of the Internet in China could be materially adversely affected by governmental regulation of the industry. Due to the increasing popularity and use of the Internet and other online services, it is possible that regulations may be adopted with respect to the Internet or other services covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. Although we are engaged in Internet infrastructure development and Internet-related software business, the adoption of additional laws or regulations may slow the growth of the Internet or other services, which could in turn lead to reduced Internet traffic, decrease the demand for our network solutions and Internet-related software products and increase our cost of doing business.

         The Ministry of Information Industries is currently reviewing its telecommunications regulations, particularly as they relate to Internet content. While we are not aware of any existing or proposed regulations that have a significant direct adverse effect on our business, a restrictive regulatory policy regarding the Chinese Internet industry would have a material direct adverse effect on us by retarding the industry's growth in China.

         OUR CUSTOMER BASE IS HIGHLY CONCENTRATED AND THE LOSS OF ONE OR MORE OF OUR CUSTOMERS COULD CAUSE OUR BUSINESS TO SUFFER SIGNIFICANTLY.

         We have derived and believe that we will continue to derive a significant portion of our revenues from a limited number of large customers, such as the China Telecom system and China Unicom. Although various provincial and local entities of the China Telecom system are separate legal entities and generally make purchasing decisions independent of the Directorate General of Telecommunications, or DGT, their business decisions may nonetheless be affected by the DGT. Entities of the China Telecom system accounted for almost all of our revenues in 1997 and 1998. At December 31, 1999, entities of the China Telecom system and China Unicom accounted for approximately 87% of our backlog and on June 30, 2000 that figure was 82%. In the future, we expect to derive an increasing portion of our revenues from China Unicom, China Mobile and China Netcom. The loss of the China Telecom system, whose provincial and local entities have historically accounted for a major portion of our business, or cancellation or deferral of any large contract by any of our large customers would have a material adverse effect on our revenues, and consequently our profits.

         THE LONG AND VARIABLE SALES CYCLES FOR OUR PRODUCTS AND SERVICES CAN CAUSE OUR REVENUES AND OPERATING RESULTS TO VARY SIGNIFICANTLY FROM PERIOD TO PERIOD AND MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

         Our revenues and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. A customer's decision to purchase our services and products involves a significant commitment of its resources and an extended evaluation. As a result, our sales cycle tends to be lengthy. We spend considerable time and expense educating and providing information to prospective customers about features and applications of our services and products. Because our major customers operate large and complex networks, they usually expand their networks in large increments on a sporadic basis. The combination of these factors can cause our revenues and results of operations to vary significantly and unexpectedly. Other factors that may affect us include the following:

     . fluctuation in demand for our products and services as a result of budgetary cycles of our large customers, particularly state-owned enterprises;

     . the reduction, delay, interruption or termination of one or more infrastructure projects; and

     . our ability to introduce, develop and deliver new software products that meet customer requirements in a timely manner.

     A large part of the contract amount of a network solutions project usually relates to hardware procurement. Since we recognize most of the revenues relating to hardware plus a portion of contract services revenues at the time of hardware delivery, the timing of hardware delivery can cause our quarterly revenues to fluctuate significantly.

     Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance and should not be relied upon. It is likely that our operating results in some periods may be below the expectations of public market analysts and investors. In this event, the price of our common stock will probably decline, perhaps significantly more in percentage terms than the decline in operating results.

     OUR WORKING CAPITAL REQUIREMENTS MAY INCREASE SIGNIFICANTLY.

     We typically purchase hardware for our customers as part of our turnkey total solutions services. We generally require our customers to pay 90% of the invoice value of the hardware upon delivery. We place orders for hardware only against a back-to-back order from customers and seek favorable payment terms from hardware vendors. This policy has historically minimized our working capital requirements. However, for certain large and strategically important projects, we have agreed to payment of less than 90% of the invoice value of the hardware upon delivery in order to maintain competitiveness. Wider adoption of less favorable payment terms or delays in hardware deliveries would require us to increase our working capital needs.

     Our working capital requirements may also increase significantly in order to fund more rapid expansion and acquisitions, to develop new or enhanced services or products, to respond to competitive pressure to compete successfully for larger projects involving higher levels of hardware purchases or otherwise if our business grows more rapidly than we currently predict. An increase in our working capital needs may require that we raise additional funding following this offering sooner than we presently expect.

     WE HAVE SUSTAINED LOSSES IN PRIOR YEARS AND MAY INCUR SLOWER EARNINGS GROWTH, EARNINGS DECLINES OR NET LOSSES IN THE FUTURE.

     Although we made a net profit in 1996 and 1998, we have sustained losses in prior years and in 1999. There are no assurances that we can regain or sustain profitability or avoid net losses in the future. We continue to expect to increase our operating expenses as our business grows. The level of these expenses will be largely based on anticipated organizational growth and revenue trends and a high percentage will be fixed. As a result, any delays in expanding sales volume and generating revenue could result in substantial operating losses. Any such developments could cause the market price of shares of our common stock to decline.

     MANAGEMENT'S ABILITY TO IMPLEMENT ADEQUATE CONTROL SYSTEMS WILL BE CRITICAL TO SUCCESSFULLY MANAGE OUR FUTURE GROWTH.

     We have been expanding our operations rapidly, both in size and scope, in recent years. Our growth places a significant strain on our management systems and resources. Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We will need to continue to improve our financial, managerial and operational controls and reporting systems, and to expand, train and manage our work force. We may not be able to implement adequate control systems in an efficient and timely manner.

     WE FACE A COMPETITIVE LABOR MARKET IN CHINA FOR SKILLED PERSONNEL AND THEREFORE ARE HIGHLY DEPENDENT ON THE SKILLS AND SERVICES OF OUR EXISTING KEY SKILLED PERSONNEL AND OUR ABILITY TO HIRE ADDITIONAL SKILLED EMPLOYEES.

     Competition for highly skilled software design, engineering and sales and marketing personnel is intense in China. Failure to attract, assimilate or retain qualified personnel to fulfill our current or future needs could impair our growth. Competition for skilled personnel comes primarily from a wide range of foreign companies active in China, many of which have substantially greater resources than us. Limitations on our ability to hire and train sufficient number of personnel at all levels would limit our ability to undertake projects in the future and could cause us to lose market share. We may need to increase the levels of our employee compensation more rapidly than in the past in order to remain competitive. These additional costs could reduce our profitability and cause losses.

     SINCE OUR BUSINESS HAS BEEN EVOLVING, OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE AN APPROPRIATE BASIS ON WHICH TO EVALUATE US OR OUR PROSPECTS.

     We moved our operations from Texas to China in 1995, began generating substantial network solutions revenue in 1996 and selling software products in 1996. We expect our business to continue to evolve as the Internet and telecommunications markets in China change and expand. In particular, we are currently investing substantial personnel and financial resources in expanding our software business, which we expect to account for a significantly greater portion of our operating expenses and revenues than in the past. As a result, our historical financial data may not provide a meaningful basis upon which investors may evaluate us and our prospects. You should consider the risks and difficulties encountered by companies like ours in a new and rapidly evolving market. Our ability to sell products and the level of success, if any, we achieve depends, among other things, on the level of demand for Internet-related, professional IT services and software products in China, which are rapidly evolving.

     WE EXTEND WARRANTIES TO OUR NETWORK SOLUTIONS CUSTOMERS THAT EXPOSE US TO POTENTIAL LIABILITIES.

     We customarily provide our customers with one to three year warranties, under which we agree to maintain the installed systems at no additional cost to our customers. The maintenance services cover both hardware and our proprietary and third party software products. Although we seek to arrange back-to-back warranties with hardware and software vendors, we have the primary responsibility to maintain the installed hardware and software. Our contracts do not have disclaimers or limitations on liability for special, consequential and incidental damages nor do we cap the amounts recoverable for damages. In addition, we do not currently maintain any insurance policy with respect to our exposure to warranty claims. Although to date we have not incurred any liability for special, consequential or incidental damages, failure of our installed projects to operate properly could give rise to substantial claims against us that in turn could materially and adversely affect us, particularly because our customers are primarily large telecommunication service providers.

     WE SELL OUR LARGE SYSTEMS INTEGRATION PROJECTS ON A FIXED-PRICE, FIXED-TIME BASIS WHICH EXPOSES US TO RISKS ASSOCIATED WITH COST OVERRUNS AND DELAYS.

     We sell substantially all our systems integration projects on a fixed-price, fixed-time basis. Failure to complete a fixed-price, fixed-time project within budget and the required time frame would expose us to cost overruns and penalties that could have a material adverse effect on our business, operating results and financial condition. In contracts with our customers, we typically agree to pay late completion fines up to 5% of the total contract value. In large scale Internet infrastructure projects, there are many factors beyond our control which could cause delays or cost overruns. In this event, we would be exposed to cost overruns and liable for late completion fines. A part of our network solutions business is installing Internet network hardware. If we are unable to obtain access to such equipment in a timely manner or on acceptable commercial terms, our business, particularly our relationships with our customers, may be materially and adversely affected.

     WE MAY BECOME LESS COMPETITIVE IF WE ARE UNABLE TO DEVELOP OR ACQUIRE NEW PRODUCTS OR ENHANCEMENTS TO OUR SOFTWARE PRODUCTS THAT ARE MARKETABLE ON A TIMELY AND COST-EFFECTIVE BASIS.

     We continually develop new services and proprietary software products. Unexpected technical, operational, distribution or other problems could delay or prevent the introduction of one or more of these products or services or any products or services that we may plan to introduce in the future. Moreover, we cannot be sure that any of these products and services will achieve widespread market acceptance or generate incremental revenue.

     OUR PROPRIETARY RIGHTS MAY BE INADEQUATELY PROTECTED AND THERE IS A RISK OF WEAK LAW ENFORCEMENT.

     Our success and ability to compete depend substantially upon our intellectual property rights, which we protect through a combination of copyright, trade secret law and trademark law. We have filed trademark applications with the United States Trademark Office and the Trademark Bureau of the State Administration of Industry and Commerce in China. We have also been granted copyrights by the State Copyright Bureau in China with respect to Internet-related software products although we have not applied for copyright protection elsewhere (including the United States). Despite these precautions, the legal regime protecting intellectual property rights in China is weak. Since the Chinese legal system in general and the intellectual property regime in particular is relatively weak, it is often difficult to enforce intellectual property rights in China. In addition, there are other countries where effective copyright, trademark and trade secret protection may be unavailable or limited, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of our products.

     We do not own any patents and have not filed any patent applications, as we do not believe that the benefits of patent protection outweigh the costs of filing and updating patents for our software products. We enter into confidentiality agreements with our employees and consultants, and control access to and distribution of our documentation and other licensed information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our licensed services or technology without authorization, or to develop similar technology independently. Policing unauthorized use of our licensed technology is difficult and there can be no assurance that the steps taken by us will prevent misappropriation or infringement of our proprietary technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, which could result in substantial costs and diversion of our resources.

     WE ARE EXPOSED TO CERTAIN BUSINESS AND LITIGATION RISKS WITH RESPECT TO TECHNOLOGY RIGHTS HELD BY THIRD PARTIES.

     We currently license technology from third parties. As we introduce services that require new technology, we will probably need to license additional third party technology. We cannot provide assurance that these technology licenses will be available to us on commercially reasonable terms, if at all. Our inability to obtain any of these licenses could delay or compromise our ability to introduce new services. In addition, we may or may allegedly breach the technology rights of others and incur legal expenses and damages, which, in the aggregate, could be substantial.

     INVESTORS MAY NOT BE ABLE TO ENFORCE JUDGMENTS BY UNITED STATES COURTS AGAINST US.

     AsiaInfo is incorporated in the State of Delaware. However, a majority of Asialnfo's directors, executive officers and shareholders live outside the United States, principally in Beijing, China and Hong Kong. Also, all or most of our assets are located outside the United States. As a result, you may not be able to:

     . effect service of process upon us or these persons within the United States, or

     . enforce against us or these persons in United States courts judgments obtained in United States courts, including judgments relating to the federal securities laws of the United States.

     WE DO NOT INTEND TO PAY AND MAY BE RESTRICTED FROM PAYING DIVIDENDS ON OUR COMMON STOCK.

     We have never declared or paid any dividends on our capital stock and we do not intend to declare any dividends. We currently intend to retain future earnings to fund growth. Furthermore, if we decide to pay dividends, foreign exchange and other regulations in China may restrict our ability to distribute retained earnings from China or convert these payments from Renminbi into foreign currencies. In addition, loan agreements and contractual arrangements we enter into in the future may also restrict our ability to pay dividends.

     THE FACT THAT OUR BUSINESS IS CONDUCTED IN BOTH U.S. DOLLARS AND RENMINBI MAY SUBJECT US TO CURRENCY EXCHANGE RATE RISK DUE TO FLUCTUATIONS IN THE EXCHANGE RATE BETWEEN THESE TWO CURRENCIES.

     Substantially all of our revenues, expenses and liabilities are denominated in either U.S. dollars or Renminbi. As a result, we are subject to the effects of exchange rate fluctuations between these currencies. The contracts we enter into with our customers provide for price adjustments reflecting foreign exchange fluctuations; however, we cannot guarantee that future contracts will contain such provisions. As a result of the unitary exchange rate system introduced in China on January 1, 1994, the official bank exchange rate for conversion of Renminbi to U.S. dollars experienced a devaluation of approximately 50%. Since we report our financial results in U.S. dollars, any future devaluation of the Renminbi against the U.S. dollar may have an adverse effect upon our reported net income.

RISKS RELATING TO THE INDUSTRY

         THE MARKETS IN WHICH WE SELL OUR SERVICES AND PRODUCTS ARE HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         The information technology services market for Internet infrastructure in China is new and rapidly changing. Our competitors in the market mainly include domestic systems integrators such as Suntek and Aotian. Although we are a leading player in this market, there are many large multinational companies with substantial, existing information technology operations in other markets in China, such as IBM and Hewlett-Packard, that have significantly greater financial, technological, marketing and human resources. Should they decide to enter the information technology services market for Internet infrastructure, this could hurt our profitability and erode our market share.

         In the customer management and billing market, we compete with both international and local software providers. In the online billing segment, we compete primarily with Portal Software Inc. and Suntek, and in the wireless billing segment, we compete with more than ten local competitors. The messaging software sector is highly competitive. Our principal competitors in this sector are Software.com and Netease. Currently, due in part to a stringent approval system for providers of wireless billing software in China and competitive pricing offered by domestic companies, some multinational information technology companies have been deterred from entering this market. In view of the gradual deregulation of the Chinese telecommunications industry and China's pending entry into the WTO, we anticipate the entrance of new competitors into the customer management and billing software market.

         Our competitors, some of whom have greater financial, technical and human resources than us, may be able to respond more quickly to new and emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of new products or services. It is possible that competition in the form of new competitors or alliances, joint ventures or consolidation among existing competitors may decrease our market share. Increased competition could result in lower personnel utilization rates, billing rate reductions, fewer customer engagements, reduced gross margins and loss of market share, any one of which could materially and adversely affect our profits and overall financial condition.

POLITICAL, ECONOMIC AND REGULATORY RISKS

         POLITICAL AND ECONOMIC POLICIES OF THE CHINESE GOVERNMENT COULD AFFECT OUR INDUSTRY IN GENERAL AND OUR COMPETITIVE POSITION IN PARTICULAR.

         Since the establishment of the People's Republic of China in 1949, the Communist Party has been the governing political party in China. The highest bodies of leadership are the Politburo, the Central Committee and the National Party Congress. The State Council, which is the highest institution of government administration, reports to the National People's Congress and has under its supervision various commissions, agencies and ministries, including The Ministry of Information Industries, the telecommunications regulatory body of the Chinese government.

         Since the late 1970s, the Chinese government has been reforming the Chinese economic system. Although we believe that economic reform and the macroeconomic measures adopted by the Chinese government have had and will continue to have a positive effect on the economic development in China, there can be no assurance that the economic reform strategy will not from time to time be modified or revised. Such modifications or revisions, if any, could have a material adverse effect on the overall economic growth of China and investment in the Internet and the telecommunications industry in China. Such developments could reduce, perhaps significantly, the demand for our products and services. There is no guarantee that the Chinese government will not impose other economic or regulatory controls that would have a material adverse effect on our business. Furthermore, changes in political, economic and social conditions in China, adjustments in policies of the Chinese government or changes in laws and regulations could adversely affect our industry in general and our competitive position in particular.

         THE FAILURE OF CHINA TO GAIN ENTRY INTO WTO COULD NEGATIVELY IMPACT THE CHINESE ECONOMY AND OUR GROWTH.

         Failure by China to join the World Trade Organization, as expected, could slow down China's economic growth and could result in lower than forecasted spending in the telecommunications sector in China, which in turn could adversely affect the demand for our products and services from our large customers.

         UNCERTAINTIES WITH RESPECT TO THE CHINESE LEGAL SYSTEM COULD ADVERSELY AFFECT US.

         Our subsidiaries are wholly foreign owned enterprises, which are enterprises incorporated in China and wholly owned by foreign investors. They are subject to laws and regulations applicable to foreign investment in China in general and laws applicable to wholly foreign owned enterprises in particular. The legislation and regulations over the past 20 years have significantly enhanced the protections afforded to various forms of foreign investment in China. However, since the Chinese legal system is still evolving, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit remedies available to us.

         FLUCTUATIONS IN EXCHANGE RATES COULD ADVERSELY AFFECT THE VALUE OF OUR SHARES.

         Substantially all our revenues and expenses relating to hardware sales are denominated in U.S. dollars, and substantially all our revenues and expenses relating to the service component of our network solutions business and software business are denominated in Renminbi. Although in general our exposure to foreign exchange risks should be limited, the value in our shares will be affected by the foreign exchange rate between the U.S. dollar and the Renminbi because the value of our business is effectively denominated in Renminbi, while the shares will be traded in U.S. dollars. Furthermore, a decline in the value of the Renminbi could reduce the U.S. dollar value of earnings from and our investment in our subsidiaries in China.

         HIGH TECHNOLOGY AND EMERGING MARKET SHARES HAVE HISTORICALLY EXPERIENCED EXTREME VOLATILITY AND MAY SUBJECT YOU TO LOSSES.

         The trading price of our shares may be subject to significant market volatility due to:

          . investor perceptions of us and investments relating to China and Asia;

          .    developments in the Internet and telecommunications industries;

          . variations in our operating results from period to period due to project timing; and

          . announcements of new products or services by us or by our competitors.

          In addition, the high technology sector of the stock market frequently experiences extreme price and volume fluctuations, which have particularly affected the market prices of many Internet and computer software companies and which have often been unrelated to the operating performance of these companies.

         FUTURE SALES OF SHARES BY OUR COMPANY OR EXISTING SHAREHOLDERS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL.

         If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants in the public market, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

         A SMALL NUMBER OF SHAREHOLDERS CONTROLS ASIAINFO.

         Our seven largest shareholders, Warburg-Pincus Ventures, ChinaVest Group, Fidelity International and Intel Pacific, Inc., and their affiliates, as well as Edward Tian, one of our directors, James Ding, our Chief Executive Officer, and Louis Lau, our Chairman, in the aggregate, control approximately 70% of our voting stock. As a result, these shareholders will be able to control all matters requiring shareholder approval, including election of directors and approval of significant corporate transactions, such as a sale of our assets and the terms of future equity financings. The combined voting power of our large shareholders could have the effect of delaying or preventing a change in control of AsiaInfo.

         WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS WHICH COULD PREVENT A CHANGE OF CONTROL OF ASIAINFO AND PREVENT YOU FROM REALIZING A PREMIUM ON YOUR INVESTMENT.

         The board of directors has the authority to issue up to an additional 2,000,000 shares of preferred stock. Further, without any further vote or action on the part of the stockholders, the board of directors will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if it is ever issued, may have preference over and harm the rights of the holders of common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock.

         AsiaInfo currently has authorized the size of its board to be not less than three nor more than nine directors. The terms of the office of the seven-member board of directors have been divided into three classes: Class I, whose term will expire at the annual meeting of the stockholders to be held in 2000; Class II, whose term will expire at the annual meeting of stockholders to be held in 2001; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of AsiaInfo.

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date when the person became an interested stockholder unless, subject to exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business transaction" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock offered hereby. However, we will receive the proceeds from the exercise of options granted pursuant to our employee benefit plans.

                                   DILUTION


         Because our Selling Shareholders will offer and sell the common stock covered by this Prospectus at various times at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions, we have not included in this Prospectus information about the dilution (if any) to the public arising from these sales.

                             PLAN OF DISTRIBUTION

         AsiaInfo is registering 4,560,000 shares on behalf of the Selling Shareholders. All of the shares were originally issued by us pursuant to employee benefit plans. The Selling Shareholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this Prospectus may sell the shares from time to time. The Selling Shareholders will act independently of AsiaInfo in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers or directly to purchasers (in the event of a private sale). The shares may be sold by one or more of, or a combination of, the following:

          - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus;

          - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

          - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

          -    in privately negotiated transactions.

         To the extent required, this Prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

         The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell shares short and redeliver the shares to close out such short positions. The Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this Prospectus. The Selling Shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this Prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Usual and customary brokerage fees will be paid by the Selling Shareholders. Broker-dealers or agents and any other participating broker-dealers or the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Shareholders have advised AsiaInfo that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by Selling Shareholders.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a specified period prior to the commencement of such distribution. In addition, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders. AsiaInfo will make copies of this Prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the shares.

         AsiaInfo will file a supplement to this Prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

          - the name of each such Selling Shareholder and of the participating broker-dealer(s),

          -    the number of shares involved,

          -    the price at which such shares were sold,

          - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

          - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and

          -    other facts material to the transaction.

         AsiaInfo will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                             SELLING SHAREHOLDERS

         The following table sets forth the number of shares owned by each of the Selling Shareholders. Each of the Selling Shareholders is an affiliate of AsiaInfo and is entitled to receive shares of AsiaInfo's common stock under its employee benefit plans. No estimate can be given as to the amount of shares that will be held by the Selling Shareholders after completion of this offering because the Selling Shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below.

------------------------------------- ---------------------------------- -------------------------------------
Name of Selling                       Number of shares beneficially      Shares offered for sale under this
Shareholder                           owned                              Prospectus/(1)/
------------------------------------- ---------------------------------- -------------------------------------
Bao, Fan                                    150,000                            150,000
Bickell, Alan                                70,000                             70,000
Ding, James Jian                          1,150,000                          1,150,000
Han Ying                                    380,000                            380,000
Tian, Edward Shuning                      1,750,000                          1,750,000
Wang, Qindai                                380,000                            380,000
Zhang, Steve Zhenqing                       180,000                            180,000
Zhao, Yao                                   400,000                            400,000
Li, James Jianbo                            100,000                            100,000
TOTAL:                                    4,560,000                          4,560,000
------------------------------------- ---------------------------------- -------------------------------------

(1) This Registration Statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of AsiaInfo's outstanding shares of common stock.


                    INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the common stock being offered hereby has been passed upon for us by Clifford Chance. As of the date of this Prospectus, attorneys who are members of or are employed by Clifford Chance and participating in matters on behalf of AsiaInfo relating to this Prospectus at beneficially own an aggregate of 4,000 shares of AsiaInfo's common stock.


                                 LEGAL MATTERS

         We have not authorized any person to make a statement that differs from what is in this Prospectus. If any person does make a statement that differs from what is in this Prospectus, you should not rely on it. This Prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this Prospectus is complete and accurate as of its date, but the information may change after that date.

   DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

         Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

         Article VIII of AsiaInfo's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the Delaware General Corporation Law.

         AsiaInfo has obtained an insurance policy covering directors and officers for claims they might otherwise be required to pay or for which AsiaInfo is required to indemnify them, subject to certain limited exclusions.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling AsiaInfo pursuant to the foregoing provisions, AsiaInfo has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         At present, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of AsiaInfo in which indemnification is being sought, nor is AsiaInfo aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee, or other agent of AsiaInfo.

                                    PART II

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of documents by reference
        ---------------------------------------

     AsiaInfo is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act, and in accordance therewith files reports, proxy statements and other information with the commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

     (a) AsiaInfo's prospectus filed with the Commission under Rule 424(b) under the Securities Act, in connection with the Registration Statement on Form S-1 No. 333-93199 filed with the Commission on December 21, 1999, the amendment filed on February 3, 2000, the amendment filed on February 17, 2000, the amendment filed on March 1, 2000, and the Registration Statement on Form S-1 No. 333-93199, as amended, which was declared effective on March 2, 2000 by the Commission.

     (b) AsiaInfo's quarterly reports on Form 10-Q filed with the Commission on May 15, 2000 and August 19, 2000 under Section 13(a) of the Exchange Act and all other reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of 1999.

     (c) The description of AsiaInfo's outstanding Common Stock contained in AsiaInfo's Registration Statement on Form S-1 No. 333-93199, originally filed under the Securities Act with the Commission on December 21, 1999 , as amended through the date hereof, and AsiaInfo's Registration Statement No. 001-15713 on Form 8-A filed with the Commission on February 28, 2000, under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All reports and definitive proxy or information statements filed under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall also be incorporated by reference into this Registration Statement and deemed to be a part hereof from the date of filing of such documents.

        In addition to the above, all documents subsequently filed by AsiaInfo pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.

Item 4. Description of securities
        -------------------------

        Not applicable.

Item 5. Interests of named experts and counsel
        --------------------------------------

        The validity of the shares of Common Stock offered hereby has been passed upon for AsiaInfo by Clifford Chance. As of the date of this Registration Statement, attorneys who are members of or are employed by Clifford Chance and participating in matters on behalf of AsiaInfo relating to this Registration Statement, beneficially own an aggregate of 4,000 shares of AsiaInfo's Common Stock.

Item 6.  Indemnification of directors and officers
         -----------------------------------------

         Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

         Article VIII of AsiaInfo's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the Delaware General Corporation Law.

         AsiaInfo has obtained an insurance policy covering directors and officers for claims they might otherwise be required to pay or for which AsiaInfo is required to indemnify them, subject to certain limited exclusions.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling AsiaInfo pursuant to the foregoing provisions, AsiaInfo has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         At present, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of AsiaInfo in which indemnification is being sought, nor is AsiaInfo aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee, or other agent of AsiaInfo.

Item 7.  Exemption from registration claimed
         -----------------------------------

         Not applicable.

Item 8.  Exhibits
         --------

 Exhibit Number                                    Documents
---------------    ------------------------------------------------------------
      5.1 Opinion of Clifford Chance as to legality of securities being registered

     10.4*          1995 Incentive Stock Option Plan

     10.5*          1996 Incentive Stock Option Plan

     10.6*          1997 Incentive Stock Option Plan

     10.7*          1998 Incentive Stock Option Plan

     10.8**         1999 Incentive Stock Option Plan

     23.1           Consent of Clifford Chance (contained in Exhibit 5.1)

     23.2           Consent of Independent Auditors

     24.1           Power of Attorney (see page II-5)

---------------

*Previously filed.

**Incorporated by reference from Exhibit 10.8 of AsiaInfo's Registration Statement on Form S-8 filed with the Securities and Exchange
Commission on August 28, 2000.

Item 9.  Undertakings
         ------------

         (a)   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses
(i) and (ii) hereto do not apply if the information required to be included in a post-effective amendment by clauses (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by AsiaInfo pursuant to
Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) To file a post-effective amendment to this Registration Statement to include any financial statements required by Rule 3-19 of Regulation S-X under the Securities Act at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the AsiaInfo includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
(a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

         (b) Filing incorporating subsequent Exchange Act documents by reference

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Request for acceleration of effective date or filing of registration statement on Form S-8

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:  August 28, 2000


                                  ASIAINFO HOLDINGS, INC.

                                  By:  /s/ Ying Han
                                       ---------------------------------
                                       Ying Han
                                       Chief Financial Officer
                                       (duly authorized officer and
                                       principal financial officer)

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ying Han, as his or her attorney-in-fact, with full power of substitution, for her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that the said attorney-in-fact, or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                                    Title                                Date

*/s/ Louis Lau                          Chairman of the Board and Board Member           August 28, 2000
----------------------------
Louis Lau

*/s/ James Ding                         Chief Executive Officer and Board Member         August 28, 2000
----------------------------
James Ding

*/s/ Alan Bickell                       Board Member                                     August 28, 2000
----------------------------
Alan Bickell

*/s/ Chang Sun                          Board Member                                     August 28, 2000
----------------------------
Chang Sun


/s/ Ying Han                             Executive Vice President and Chief               August 28, 2000
----------------------------                        Financial Officer
Ying Han

*/s/ James Zhang                         Authorized U.S. Representative                   August 28, 2000
----------------------------
James Zhang

*By: /s/ Ying Han                        Attorney-in-fact                                 August 28, 2000
     ------------
     Ying Han

                               INDEX TO EXHIBITS


Exhibit Number                                           Documents
------------------      ------------------------------------------------------------------------------
       5.1              Opinion of Clifford Chance as to legality of securities being registered

      10.4*             1995 Incentive Stock Option Plan

      10.5*             1996 Incentive Stock Option Plan

      10.6*             1997 Incentive Stock Option Plan

      10.7*             1998 Incentive Stock Option Plan

      10.8**            1999 Incentive Stock Option Plan

      23.1              Consent of Clifford Chance (contained in Exhibit 5.1)

      23.2              Consent of Independent Auditors

      24.1*             Power of Attorney
__________________

        *               Previously filed

       ** Incorporated by reference from Exhibit 10.8 of AsiaInfo's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 28,
                        2000.
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